UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2005

CAPITAL AUTOMOTIVE REIT

(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Drive, Suite 950
McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 288-3075

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      As previously reported on March 2, 2005, pursuant to a previously announced private placement offering, Capital Automotive REIT (the “Company”) and its operating partnership, Capital Automotive L.P. (the “Partnership”), entered into a note purchase agreement, dated as of February 24, 2005 (the “Agreement”), with approximately thirty institutional accredited investors, pursuant to which the Partnership agreed to sell $175 million in aggregate principal amount of its senior unsecured notes. Pursuant to the Agreement, on February 24, 2005, the Partnership issued $100 million in aggregate principal amount of its notes to the accredited investors, and the Company guaranteed the Partnership’s obligations under the agreement and the notes. Pursuant to the Agreement, the Partnership issued the remaining $75 million aggregate principal amount of the notes to certain of the same accredited investors on March 30, 2005. The Company has guaranteed the Partnership’s obligations under all $175 million of the senior unsecured notes.

     The senior unsecured notes bear interest at a fixed rate of 5.46 percent per annum, which is payable semi-annually on February 24 and August 24, commencing on August 24, 2005, until maturity. The notes mature on February 24, 2015, at which time the $175 million principal balance under the notes is due and payable in full.

     The payment obligations of the Partnership under the Agreement and the notes rank equally in right of payment with all other unsecured senior indebtedness (actual or contingent) of the Partnership, and the payment obligations of the Company under the guaranty rank equally in right of payment with all other unsecured senior indebtedness (actual or contingent) of the Company.

     The Partnership has the right, at any time, to prepay the notes in full or, from time to time, to prepay a portion of the notes equal to at least $5,000,000 of the aggregate principal amount of the notes then outstanding, by paying the holders of the notes an amount equal to 100% of the principal amount to be prepaid, plus any make-whole amount due in connection with the prepayment. In general, the make-whole amount is the amount by which the discounted value of the remaining payments relating to the principal amount to be prepaid (determined in accordance with the terms of the note purchase agreement) exceeds the principal amount to be prepaid.

     The Agreement limits the ability of the Company or the Partnership to incur additional indebtedness if, immediately after the incurrence of the additional indebtedness, the total indebtedness of the Company and its subsidiaries (including the Partnership) would exceed specified ratios, including debt to total assets, debt service coverage and secured debt to total assets ratios.

     The notes are subject to customary events of default, the occurrence of which could lead to an acceleration of the Partnership’s and Company’s obligations thereunder. In addition, the acceleration of the Partnership’s and the Company’s obligations under the notes may result in the acceleration of their obligations under other outstanding indebtedness of the Partnership or the Company.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
4	Pursuant to Regulation S-K Item 601(b)(4) (iii), the Registrant by this filing agrees, upon request, to furnish to the Securities and Exchange Commission a copy of the Note Purchase Agreement, dated as of February 24, 2005, by and among Capital Automotive L.P., the Registrant, and the Purchasers identified on Schedule A thereto, and the related Notes.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

By: /s/ Thomas D. Eckert
Name: Thomas D. Eckert
Title: President and Chief Executive Officer

Dated: March 30, 2005